Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eiger BioPharmaceuticals, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 333-203153 and 333-212114) on Form S-3 and registration statements (Nos. 333-203154, 333-193662, and 333-211009) on Form S-8 of Eiger BioPharmaceuticals, Inc. of our report dated March 22, 2017, with respect to the consolidated balance sheets of Eiger BioPharmaceuticals, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Eiger BioPharmaceuticals, Inc.

/s/ KPMG LLP

San Francisco, California

March 22, 2017